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                                                                      Exhibit 12

                       DONALDSON, LUFKIN & JENRETTE, INC.
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In thousands, except for ratio)

                                                             For the Years Ended                             For the
                                      ------------------------------------------------------------------   Quarter Ended
                                         1995          1996          1997          1998          1999          3/00
                                      ----------    ----------    ----------    ----------    ----------    ----------
Earnings:
   Income before provisions for
     income taxes                     $  298,500    $  473,800    $  661,100    $  600,500    $  953,500    $  389,200

Add: Fixed Charges
      Interest expense (gross)         2,699,769     2,865,800     4,012,209     4,501,242     4,839,810     1,574,381

      Interest factor in rents            22,064        25,515        29,351        38,517        52,563        12,859
                                      ----------    ----------    ----------    ----------    ----------    ----------

      Total fixed charges              2,721,833     2,891,315     4,041,560     4,539,759     4,892,373     1,587,240

Earnings before fixed charges,
   and provision for income taxes     $3,020,333    $3,365,115    $4,702,660    $5,140,259    $5,845,873    $1,976,440
                                      ==========    ==========    ==========    ==========    ==========    ==========

Ratio of earnings to fixed charges          1.11          1.16          1.16          1.13          1.19          1.25
                                      ==========    ==========    ==========    ==========    ==========    ==========